Exhibit 99.1

NATIONAL BEVERAGE CORP. DECLARES DIVIDEND

WITH THANKS AND GRATITUDE

THIS JOYFUL HOLIDAY

FORT LAUDERDALE, FL, November 20, 2018 . . . National Beverage Corp. (NASDAQ: FIZZ) continues industry-leading growth and earnings momentum, announcing in its last quarterly release its fifteenth consecutive quarter of revenue and earnings growth. The Board of Directors today announced a special cash dividend of $2.90 per share to shareholders of record on November 30, 2018. FIZZ will trade ex-dividend on November 29, 2018 and the payment date for this distribution shall be on or before January 29, 2019.

“This cash dividend reflects the Board’s confidence in the sparkling future of National Beverage and is a vote of confidence for the outstanding job that Team National has done,” stated Lead Board Member, Samuel Hathorn, Jr. “I have known our founder and Chairman, Mr. Nick A. Caporella, for many years and the masterful transformative job he has done with the National Beverage Corp. assets to transform healthy hydration in America is not being given appropriate recognition. Nick has always put the interests of all shareholders ahead of any personal considerations. While the management of many other companies use corporate funds to repurchase shares to enrich their personal holdings, Nick has always encouraged the Board to favor cash dividends over stock repurchases. If National Beverage had used the cash paid in dividends to purchase stock, the Company would today be 100% owned by Nick and the last seven plus years of shareholder appreciation would have gone to Nick. His acts of compassion set him apart from most humans I am aware of,” concluded Mr. Hathorn.

“This payment represents the ninth cash dividend paid over the last fourteen years while significantly growing our business to over $1 billion in revenues and maintaining an enviable balance sheet. Cumulatively, FIZZ holders will have received cash dividends of $14.56 per share, or $675 million,” stated Chairman and Chief Executive Officer, Nick A. Caporella.

Our Way is Tastefully . . .

Sparkling !!

Innovation should be new – but ours has the ‘essence’ to refresh and captivate with FIZZ + Fun

“Patriotism” – If Only We Could Bottle It!

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's SEC filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.